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                                                                    EXHIBIT  3.1

                        MILLENNIUM PHARMACEUTICALS, INC.
                            AMENDMENT TO THE BY-LAWS

         Section 1.8 of the By-laws of Millennium Pharmaceuticals, Inc. is hereby amended and restated in its entirety to read as follows:


         1.8 VOTING AND PROXIES. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-Laws. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may vote or express such consent or dissent in person or in such other manner as may from time to time be permitted by law, or may authorize another person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent and delivered to the Secretary of the corporation or in such other manner as may from time to time be permitted by law. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.


                           Adopted by the Board of Directors as of March 1, 2000